EXHIBIT 10.3

RESTATED EMPLOYMENT AGREEMENT

This Restated Employment Agreement (this “Agreement”) is entered into as of October 9, 2024 (the “Restatement Effective Date”) by and between Vireo Health, Inc. (the “Company”), a Delaware corporation, which is a wholly owned subsidiary of Vireo Growth Inc. (the “Parent Corporation”), a British Columbia corporation, and Amber Shimpa (“Employee”), an individual residing in the State of Minnesota. The Company and Employee are collectively the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company desires to continue to employ Employee pursuant to the terms of this Agreement and Employee desires to accept such employment pursuant to the terms of this Agreement; and

WHEREAS, the Employee was employed under the terms of an employment agreement dated December 1, 2020, as amended by a First Amendment to Employment Agreement dated February 2, 2022, a Second Amendment to Employment Agreement dated December 14, 2022, a Third Amendment to Employment Agreement dated February 12, 2023, and a Fourth Amendment to Employment Agreement dated December 21, 2023 (collectively, the “Prior Employment Agreement”), which was amended from time to time thereafter; and

WHEREAS, the Parties desire to restate the terms of Employee’s employment as set forth in this Agreement, superseding the Prior Employment Agreement (except as otherwise noted in this Agreement) as of the Restatement Effective Date; and

WHEREAS, the Parties agree that the terms and conditions set forth in this Agreement will be effective as of the Restatement Effective Date; and

WHEREAS, during Employee’s prior and ongoing employment with the Company, Employee has been and will become acquainted with technical and nontechnical information that the Company has developed, acquired and uses, or that the Company has developed, acquired or used, or will develop, acquire or use, and that is commercially valuable to the Company and that the Company desires to protect, and Employee may contribute to such information through inventions, discoveries, improvements or otherwise.

AGREEMENT

NOW, THEREFORE, in consideration of the continuing employment of Employee by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Employee, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending legally to be bound, hereby agree as follows:

1.             Nature and Capacity of Employment.

1.1            Title and Duties. Effective as of Restatement Effective Date, Employee will be employed and hold the following titles and, if applicable, continue in such roles:

(a)	Chief Executive Officer and President of the Parent Corporation;

(b)	Chief Executive Officer and President of the Company; and

(c)	Chief Executive Officer and President of various Company affiliates and subsidiaries including, but not necessarily limited to, Vireo Health of Minnesota, LLC, Vireo Health of New York, LLC, MaryMed, LLC, and HiColor, LLC.

Employee’s employment in the aforementioned roles will be subject to the terms and conditions set forth in this Agreement and as may be set forth in separate job descriptions for such roles, as applicable, as mutually agreed upon between the Parties. Employee will perform such duties and responsibilities for the Company as the Company’s or the Parent Corporation’s board of directors may assign to Employee from time to time, consistent with Employee’s positions. The Employee hereby agrees to act in these capacities under the terms and conditions set forth in this Agreement. Employee shall serve the Company and its affiliates faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law, excepting only the Controlled Substances Act as it applies to the state-licensed operations of the Company. Employee shall devote Employee’s full working time, attention and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Company’s and its affiliates’ business interests. Employee shall follow applicable policies and procedures adopted by the Company and its affiliates from time to time, including without limitation the Company’s Code of Conduct, Employee Handbook and other Company policies, including those relating to business ethics, conflict of interest, non-discrimination and non-harassment. Employee shall not, without the prior written consent of the Parent Corporation’s Board of Directors (the “Board”), accept other employment or engage in other business activities during Employee’s employment with the Company that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Employee may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of Employee’s duties and responsibilities hereunder.

1.2            No Restrictions. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

1.3            Location. Employee’s employment will be based at the Company’s corporate headquarters in Minneapolis, Minnesota. Employee acknowledges and agrees that Employee’s position, duties and responsibilities may require regular travel, both in the U.S. and internationally.

2.             Term. Unless terminated at an earlier date in accordance with Section 5, Employee’s employment with the Company under the terms and conditions of this Agreement will be for an indefinite period. For purposes of clarity and avoidance of doubt, any provisions of this Agreement and the Restrictive Covenants Agreement that by their terms survive after the termination of Employee’s employment shall remain in full force and effect.

3.             Restrictive Covenants Agreement. On the effective date of the Prior Employment Agreement, Employee executed a Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”) which remains in full force and effect with no requirement that it be executed again or replaced by a new agreement relating to the terms and conditions of the Restrictive Covenants Agreement; provided, however, due to change in Minnesota law on July 1, 2023, the Parties agree that the non-competition provisions of Paragraph 3.2(a) of the Restrictive Covenants Agreement shall be void and unenforceable and Company agrees that it expressly waives Paragraph 3.2(a) of the Restrictive Covenants Agreement. Employee acknowledges and agrees that the Company’s execution of the Prior Employment Agreement and its agreement to employ Employee were conditioned upon Employee execution of the Restrictive Covenants Agreement as modified herein. For purposes of clarity and avoidance of doubt, nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner except as otherwise stated herein.

4.             Compensation, Benefits and Business Expenses.

4.1            Base Salary. As of the Restatement Effective Date, the Company agrees to pay Employee an annualized base salary of $325,000.00 (the “Base Salary”), which Base Salary will be earned by Employee on a pro rata basis as Employee performs services and which shall be paid according to the Company’s normal payroll practices. For each of the Company’s subsequent fiscal years, the Board will conduct a periodic review of Employee and, based on that review, establish Employee’s Base Salary in an amount not less than the Base Salary in effect for the prior year, unless Employee’s Base Salary is reduced as part of a general reduction in the base salaries for all officers of the Company and in substantially the same proportion as the reduction in the base salaries for all officers of the Company. The review contemplated by this Section 4.1 need not be formal, nor need it be conducted on or before a specific date.

4.2            Annual Incentive Compensation. For each of the Company’s fiscal years, Employee may be eligible to earn an annualized cash bonus if and in an amount determined by the Board in its discretion and subject to the terms of any written document addressing such annual cash bonus as the Board may adopt in its sole discretion. Unless specified otherwise in a written annual cash bonus document applicable to Employee, Employee must be employed on the date any annual cash bonus is paid in order to earn and receive each such bonus.

4.3            Retention Bonus Related to a Change in Control Event. In the event the Parent Corporation enters into a definitive binding agreement for the sale or other disposition of the Company that constitutes a Change in Control (as defined in the 2019 Equity Incentive Plan), Employee will receive a retention bonus (the “Retention Bonus”) in an amount equal to fifty percent (50%) of Employee’s annual Base Salary as in effect at the time of the closing of the Change in Control, payable on or within thirty calendar days following the closing of such transaction (subject to any required withholding for federal, state or local income and wage taxes); with payment contingent on Employee’s continued employment through the date of the closing of the Change in Control transaction. For these purposes if Employee’s employment is terminated prior to such closing by the Company without Cause or by Employee for Good Reason, Employee shall be treated for these purposes as though employed through the closing of the Change in Control transaction. If Employee’s employment is terminated by the Company without Cause prior to the closing of the Change in Control transaction, Base Salary will determined by reference to Base Salary as in effect immediately prior to such termination of employment. If Employee terminates employment for Good Reason prior to the closing of the Change in Control, Base Salary will be defined as Employee’s Base Salary in effect immediately prior to the occurrence of the condition that gave rise to a right to resign for Good Reason. The Retention Bonus will not be payable if the Employee’s employment terminates prior to the closing of the Change in Control transaction for any reason other than a termination by the Company without Cause or by Employee for Good Reason.

4.4            Equity-Based Compensation. Except to the extent expressly modified by the terms of this Agreement, and notwithstanding Section 9.1 of this Agreement (the “Integration Clause”) all equity-based awards granted by the Company or the Parent Corporation to Employee prior to the Restatement Effective Date (including, but not necessarily limited to those equity grants and/or awards made by virtue of and as part of the Prior Employment Agreement) shall remain in full force and effect under the terms of the plan or plans pursuant to which such grants were made and the terms of the applicable award agreements used to make such grants. In addition, subject to approval by the administrator of the Vireo Health International Inc. 2019 Equity Incentive Plan (the “2019 Plan”), the Company shall cause Employee to be issued an option for one million (1,000,000) shares of Parent Corporation stock with a purchase price set at fair market value per share on the date of grant and subject to a vesting schedule such that the option becomes vested and exercisable with respect to five hundred thousand (500,000) shares on the first (1st) anniversary of the Restatement Effective Date, and for the remaining number of shares subject to such option on the second (2nd) anniversary of the Restatement Effective Date; subject to Employee’s continued employment by the Company or an affiliate of the Company on the relevant vesting date.

4.5            Employee Benefits. While Employee is employed by the Company, Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Company, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.

4.6            Paid Time Off. While Employee is employed by the Company, Employee shall have available unlimited personal time off in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company. Paid time off is intended to be used, not stored, and these days shall in no event be converted to cash, nor shall any unused days be paid to Employee upon termination of Employee’s employment under this Agreement.

4.7            Business Expenses. While Employee is employed by the Company, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.             Termination of Employment.

5.1            Termination of Employment Events. Employee’s employment with the Company is at-will. Employee’s employment with the Company will terminate immediately upon:

(a)            The date of Employee’s receipt of written notice from the Company of the termination of Employee’s employment (or any later date specified in such written notice from the Company);

(b)            Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Employee);

(c)            Employee’s Disability (as defined below); or

(d)            Employee’s death.

5.2            Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.”

5.3            Resignation From Positions. Unless otherwise requested by the Board in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

6.             Payments Upon Termination of Employment.

6.1            Termination of Employment Without Cause or for Good Reason Not Subject to Special Change in Control Provisions. If Employee’s employment with the Company is terminated by the Company for any reason other than for Cause (as defined in Section 6.4), or by Employee for Good Reason (as defined in Section 6.6), and such termination is not subject to Section 6.2, the Company shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.9:

(a)            Pay to Employee as severance pay an amount equal to two hundred percent (200%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll cycle during the twenty-four (24) month period immediately following the Termination Date, provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the 45th calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty-five (45) calendar days after the Termination Date and included with the installment payable on such payroll date (the “Severance Payments”); and

(b)            If Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the eighteen (18) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (“Pre-CIC Benefits Continuation Payments”).

(c)            In addition, following any termination by the Company without Cause or resignation by Employee for Good Reason, all outstanding equity grants held by Employee as of such Termination Date that are not otherwise vested shall become vested (and, in the case of stock options, immediately exercisable).

6.2            Termination of Employment Without Cause or for Good Reason Within Twelve (12) Months After a Change in Control. If Employee’s employment with the Company is terminated by the Company for any reason other than for Cause, or by Employee for Good Reason, and the Termination Date occurs because of a Change in Control which occurs during Employee’s employment orbefore the twelve (12) month anniversary of such Change in Control, then the Company shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.9:

(a)            Provide all payments and benefits provided for under Section 6.1; and

(b)            pay up to $10,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

6.3            Other Termination of Employment Events. If Employee’s employment with the Company is terminated by the Company or Employee by reason of:

(a)            Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason;

(b)            termination of Employee’s employment by the Company for Cause; or

(c)            Employee’s death or Disability,

then the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company. Notwithstanding anything stated above, should Employee become unable to perform the essential functions of her role due to a Disability (as defined below), Employee will be paid salary continuation for a period of twelve (12) months, less all legally required and authorized deductions and withholdings, payable in accordance with the Company’s regular payroll cycle during the twelve (12) month period immediately following the Termination Date.

6.4            Cause Defined. “Cause” hereunder means:

(a)            Employee’s material failure to perform Employee’s job duties competently as reasonably determined by the Board and as set forth in any applicable job descriptions for Employee;

(b)            gross misconduct by Employee which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to the Company;

(c)            fraud, misappropriation, or embezzlement by Employee;

(d)            an act or acts of dishonesty by Employee and intended to result in gain or personal enrichment of Employee at the expense of the Company;

(e)            Employee’s conviction of or plea of nolo contendere to a felony regardless of whether involving the Company and whether or not committed during the course of Employee’s employment, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b);

(f)            Employee’s violation of the Company’s Code of Conduct, Employee Handbook or other material written policy, as reasonably determined by the Board; or

(g)            the material breach of this Agreement of the Restrictive Covenants Agreement by Employee.

With respect to Section 6.4(a) and Section 6.4(f), the Company shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Board, and identify with specificity the action needed to cure within fifteen (15) calendar days of Employee’s receipt of written notice from the Company. If the Company terminates Employee’s employment for Cause pursuant to this Section 6.4, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.5            Change in Control Defined. “Change in Control” hereunder has the same meaning such term has in the 2019 Plan, provided however, that for the purposes of this Agreement, a Change in Control is limited to the occurrence set forth in Section 2(f)(iii) of the 2019 Plan. It is expressly agreed that no other Change in Control as defined in Section 2(f) of the Plan will constitute a Change in Control for the purposes of this Agreement.

6.6            Good Reason Defined. “Good Reason” hereunder means the initial occurrence of any of the following events without Employee’s consent:

(a)            a material diminution in the Employee’s responsibilities, authority or duties for any of the positions held by Employee as set forth in Section 1.1(b) and 1.1(c) of the Agreement (without taking into account a change in Employee’s title in and of itself);

(b)            a material diminution in the Employee's Base Salary, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions;

(c)            a relocation of the Employee’s principal place of employment that increases Employee’s commute and is more than fifty (50) miles from Employee’s principal place of employment on the Restatement Effective Date; or

(d)            the material breach of this Agreement by the Company.

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) calendar days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) calendar days after the Company’s receipt of written notice from Employee, and the Termination Date as a result of such event occurs within ninety (90) calendar days after the initial occurrence of such event.

6.7            Disability Defined. “Disability” means any medically determinable physical or mental impairment that causes Employee to be unable to engage in any substantial gainful activity and that impairment is expected to result in death or can be expected to last for a continuous period of twelve months or longer and also qualifies as a “disability” for purposes of Code Section 409A.

6.8            The Company’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company to provide Employee with severance pay or benefits shall be its obligation to make the payments called for by Section 6.1 or Section 6.2, as the case may be, and the Company shall have no other severance-related obligation to Employee or to Employee’s beneficiary or Employee’s estate. For avoidance of doubt, nothing in this Section 6.8 affects Employee’s right to receive any amounts due under the terms of any employee benefit plans or programs (other than any severance-related plan or program) then maintained by the Company in which Employee participates.

6.9            Conditions To Receive Payments. Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to provide to Employee any severance pay or benefits described in Sections 6.1 or 6.2 unless (a) Employee signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Employee and the Company.

7.             Section 409A and Taxes Generally.

7.1            Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld by the Company from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.

7.2            Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”) and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a)            all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b)            the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Sections 10(a), 10(b) or 10(c), and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 6.1 or Section 6.2 shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c)            in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A- 2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d)            to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e)            to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as paid pursuant to a nonqualified deferred compensation plan subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f)            the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

8.             Miscellaneous.

8.1            Integration. This Agreement and the Restrictive Covenants Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter except as to prior equity grants and/or awards made to Employee prior to the Restatement Effective Date as described and summarized in Section 4.4 of this Agreement, including but not limited to any earlier offers to Employee by the Company; provided, however, this Agreement and the Restrictive Covenants Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

8.2            Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

8.3            Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each Party consents to personal jurisdiction over such Party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

8.4            Employee’s Representations. Employee represents that Employee is not subject to any agreement or obligation that would prevent or limit Employee from entering into this Agreement or that would be breached upon performance of Employee’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Employee possesses any information that Employee knows or should know is considered by any third party, such as a former employer of Employee’s, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Company or use such information to benefit the Company in any way.

8.5            Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

8.6            Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither Party may, without the written consent of the other Party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 8.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

8.7            Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

8.8            Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

8.9            Opportunity to Obtain Advice of Counsel. Employee acknowledges that Employee has been advised by the Company to obtain legal advice prior to executing this Agreement, and that Employee had sufficient opportunity to do so prior to signing this Agreement.

8.10          280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 8.10 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the Parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.10. Any reduction in payments and/or benefits required by this Section 8.10 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full- value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

This Agreement was voluntarily and knowingly executed by the Parties effective as of the Restatement Effective Date first set forth above.

Dated: October 9, 2024	VIREO GROWTH INC.

	By:	/s/ Kyle Kingsley
	Its:	Executive Chairman of the Board

Dated: October 8, 2024	VIREO HEALTH, INC.

	By:	/s/ Kyle Kingsley
Its:

Dated: October 8, 2024	EMPLOYEE

	By:	/s/ Amber Shimpa
Amber Shimpa